EXHIBIT 23.1
Consent of Independent Registered Chartered Accountants

We consent to the incorporation by reference in Registration Statements No. 333-146815, 333-156994 and 333-171122, on Form S-8, and in Registration Statements No. 333-140171, 333-153376 and 333-156993, on Form S-3, of our reports dated February 27, 2012, relating to the consolidated financial statements of Gran Tierra Energy Inc. and the effectiveness of Gran Tierra Energy Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Gran Tierra Energy Inc. for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Independent Registered Chartered Accountants
Calgary, Alberta Canada
February 27, 2012